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News Release                                                            CONTACT:
                                                                 B. Grant Yarber
                                           President and Chief Executive Officer
                                                        Capital Bank Corporation
                                                          Phone:  (919) 645-3494
FOR IMMEDIATE RELEASE                          Email: gyarber@capitalbank-nc.com


           Two 1st State Bank Executives Expected To Join Capital Bank
                        Management Team Following Merger

RALEIGH, N.C. - July 11, 2005 - Capital Bank Corporation (Nasdaq: CBKN), headquartered in Raleigh, N.C. and the parent company of Capital Bank, today announced that upon consummation of the recently announced merger with 1st State Bancorp, Inc., Burlington, N.C., A. Christine Baker, Executive Vice President and Chief Financial Officer of 1st State Bank is expected to be named Executive Vice President and Chief Financial Officer of the combined organization. Ms. Baker has served as Chief Financial Officer for 1st State Bank since 1985. The proposed merger is subject to regulatory and shareholder approval (of both organizations) as well as other customary closing conditions. Also, Ms. Baker has been named by Capital Bank to lead the Transition and Integration team(s) in order to prepare both organizations for the anticipated January 2006 close.

Richard W. Edwards, current Executive Vice President and Chief Financial Officer of Capital Bank, has tendered his resignation, effective August 5, 2005. After August 5, 2005 and prior to the consummation of the merger, Capital Bank expects to hire an interim Chief Financial Officer.

In addition, upon consummation of the merger, Fairfax Reynolds, Executive Vice President of 1st State Bank since 1989, is expected to be named Triad Region Executive, based in Burlington, for Capital Bank.

"Both Christine and Fairfax will be strong additions to our senior management team," said B. Grant Yarber, President and Chief Executive Officer of Capital Bank. "When we first began contemplating the merger of 1st State Bank and Capital Bank, one of the most significant attractions was the anticipation that Christine Baker and Fairfax Reynolds would be joining the senior management team at Capital Bank. Rarely do you get the opportunity to have someone with twenty plus years experience as a Chief Financial Officer of a community bank."

Capital Bank Corporation, headquartered in Raleigh, N.C., with more than $885 million in total assets, offers a broad range of financial services. Capital Bank operates 21 banking offices in Raleigh (4), Sanford (3), Burlington (2), Asheville (3), Cary, Morrisville, Oxford, Wake Forest, Hickory, Greensboro, Graham, Pittsboro and Siler City. The Company's website is http://www.capitalbank-nc.com.

                                    **more**

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ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH 1ST STATE BANCORP, INC.

This communication is being made in respect of the proposed merger transaction involving Capital Bank Corporation (the "Company") and 1st State Bancorp, Inc. ("FSBC"). The proposed transaction will be submitted to the Company's and FSBC's shareholders for their consideration. The Company and FSBC will file a registration statement, a joint proxy statement/prospectus, and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). SHAREHOLDERS OF THE COMPANY AND FSBC ARE NOT BEING ASKED TO TAKE ANY ACTION AT THIS TIME BUT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about the Company and FSBC, at the SEC's website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can be obtained, without charge, by directing a request to
B. Grant Yarber at PO Box 18949, Raleigh, NC 27619-8949, (800) 308-3971 or to A. Christine Baker at PO Box 1797, Burlington, NC 27216-1797, (336) 227-8861.

Each of the Company and FSBC and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and FSBC, as the case may be, in connection with the merger. Information about the directors and executive officers of FSBC and their ownership of FSBC common stock is set forth in the proxy statement, dated January 5, 2005, for FSBC's 2005 annual meeting of shareholders held on February 8, 2005, as filed with the SEC on a Schedule 14A. Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement, dated April 28, 2005, for the Company's 2005 annual meeting of shareholders held on May 26, 2005, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus when it becomes available.

FORWARD-LOOKING STATEMENTS

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of the Company to hire an interim Chief Financial Officer; the possibility that fewer than the required number of Company and FSBC shareholders vote to approve the merger; the occurrence of events that would have a material adverse effect on the Company or FSBC, as described in the merger agreement, including the risk of adverse operating results, delays in obtaining or failure to receive required regulatory approvals; the risk that the Agreement could be terminated under circumstances that would require FSBC to pay a termination fee of $2 million; the risk that the merger will not be consummated or that Ms. Baker or Mr. Reynolds will choose not to enter into an employment agreement with the Company upon consummation of the merger; the actual operations of the acquired branches after the acquisition; the ability of the Company to integrate the operations of FSBC into its operations; and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in documents filed with the SEC by the Company and FSBC from time to time, including without limitation Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, the Company does not undertake a duty to update any forward-looking statements in this press release.

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